EXHIBIT 10.2

SECOND AMENDMENT TO SUBLEASE

                                THIS SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”) is made as of June 25, 2002, by and between INKTOMI CORPORATION, a Delaware corporation (“Sublandlord”), and E-CENTIVES, INC., a Delaware corporation (“Subtenant” and, together with Sublandlord, the “Parties”).

WITNESSETH

                                WHEREAS, Sublandlord and Spieker Properties, L.P., a California limited partnership (“Master Landlord”) are parties to that certain Lease, dated as of February 7, 2000 (the “Master Lease”), whereby Sublandlord leased from Master Landlord certain premises in the building known as 555 Twin Dolphin Drive, Redwood City, California, as more particularly described in the Master Lease (the “Premises”);

                                WHEREAS, Sublandlord subleased the Premises to Subtenant pursuant to the terms of that certain Sublease, dated March 28, 2001, as amended (the “Sublease”).  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Sublease;

                                WHEREAS, Master Landlord consented to the Sublease pursuant to the terms of that certain Consent to Sublease Agreement, dated as of March 28, 2001, by and among Master Landlord, Sublandlord and Subtenant;

WHEREAS, the Parties now wish to amend the Sublease to, among other things, provide for an early termination of the Sublease, as provided in this Second Amendment.

                                NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                       Representations and Warranties.  Each of the Parties represents and warrants to each other that such Party has full power and authority (including full corporate power and authority) to execute and deliver this Second Amendment and to perform its obligations hereunder, and that this Second Amendment constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions.

2.                                       Amendments to Sublease.  Notwithstanding anything to the contrary contained in the Sublease, the Parties hereby agree to amend the Sublease as follows:

(a)                                  Section 1.4 of the Sublease is hereby deleted in its entirety and the following is inserted in lieu thereof:

1.4  Term:  Approximately 1 year and 8 months after the Commencement Date, beginning on the Commencement Date and ending on the Expiration Date unless terminated earlier in accordance with the terms and conditions of this Sublease.

(b)                                 Section 1.6 of the Sublease is hereby deleted in its entirety and the following is inserted in lieu thereof:

1.6  Expiration Date:  November 30, 2002.

(c)                                  The Parties hereto acknowledge and agree that in consideration for the loss of rental income to Sublandlord as a result of the early termination of the Sublease, immediately upon the execution of this Second Amendment, and without the necessity for any further action or authorization from Subtenant, Sublandlord shall be entitled to draw down and convert to cash the entire amount of the LOC (which amount is $1,007,282.00) in accordance with the terms of the LOC, and retain such amount for its own benefit, and in no event shall Sublandlord be required to return any portion of such amount to Subtenant.  In addition, within ten (10) business days after the date hereof, Subtenant shall place into escrow a cash amount equal to $677,976.00, representing rental payments due under the Sublease for the months of August, September, October & November of 2002 (which sums shall be reserved for payment of rent hereunder), together with irrevocable instructions to the escrow agent to distribute from the escrow an amount equal to $169,494.00 to Sublandlord on the first (1st) day of each of said months.  The parties acknowledge that Subtenant’s legal counsel, Kelley Drye & Warren, may serve as escrow agent.

(d)                                 The Parties reaffirm the right of Sublandlord, pursuant to Section 2.3 of the Sublease, to show the Premises to prospective tenants at reasonable times during the Term upon reasonable prior notice.  Notwithstanding anything to the contrary contained in the Sublease, in the event that Sublandlord procures a new tenant to occupy all or any portion of the Premises prior to the Expiration Date, Sublandlord shall have the right (in its sole and absolute discretion) to terminate this Sublease at any time prior to the Expiration Date with 60 days prior written notice to Subtenant.  In the event of a termination under this Section 2(d), Subtenant shall remain liable to Sublandlord for all Rent due under this Sublease through the Expiration Date, less the amount of any rent or similar payments paid by any new tenant occupying all or part of the Premises for all or part of the period commencing on the date of such termination and ending on the Expiration Date.

(e)                                  Subtenant hereby acknowledges and agrees that on the Expiration Date, Subtenant shall surrender, transfer and convey to Sublandlord all of the property described on Schedule A attached hereto (the “Remaining

Personal Property”), provided however, that Subtenant shall be entitled to remove, and retain title to, all property not otherwise designated as Remaining Personal Property.   Title to the Remaining Personal Property shall be conveyed to Sublandlord pursuant to a bill of sale in the form attached hereto as Exhibit “A.”

3.                                       Effect of Amendment. Except as expressly modified herein, all other terms and conditions of the Sublease shall remain unmodified and in full force and effect, provided however that once the Sublease is terminated Subtenant shall have no further obligation thereunder, or under the Master Lease, to either Sublandlord or Master Landlord, and each of Sublandlord and the Master Landlord shall have no further obligation thereunder, or under the Master Lease, to Subtenant.

4.                                       Release. Upon payment in full to Sublandlord of the rental payment obligations set forth herein, compliance by Subtenant with all of its obligations under the Sublease (including, but not limited to, those obligations relating to surrender of the Premises) and the release of shares of common stock from the Indemnity Fund, as that term is defined in the Escrow Agreement, dated March 28, 2001 between the parties (the “Escrow Agreement”), (i) the Master Landlord and Sublandlord, on their own behalf and on behalf of their affiliates, present and former parent companies, related entities, subsidiaries, assigns, predecessors and successors, hereby releases and forever discharges Subtenant and its affiliates, present and former parent companies, related entities, subsidiaries, assigns, predecessors and successors, of and from any and all manner of action or actions, claims, demands, damages, losses, actions, causes of action or suits of whatever kind or nature, whether known or not known to date hereof, which the Master Landlord and Sublandlord may have by reason of any matter, fact, cause or thing of any conceivable kind or character whatsoever, and/or relating to the Sublease, including this Second Amendment thereto, and with respect to Sublandlord only, the subject matter of the Stock Release Agreement between the Sublandlord and Subtenant date June 25, 2002, entered into concurrently with this Second Amendment (the “Stock Release Agreement”), including any all provisions related thereto in the Escrow Agreement, the Resale Restrictions Agreement (as defined in the Stock Release Agreement), and the Asset Purchase Agreement (as defined in the Stock Release Agreement) and (ii) Subtenant, on its own behalf and on behalf of its affiliates, present and former parent companies, related entities, subsidiaries, assigns, predecessors and successors, hereby releases and forever discharges each of Sublandlord and the Master Landlord, and their respective affiliates, present and former parent companies, related entities, subsidiaries, assigns, predecessors and successors, of and from any and all manner of action or actions, claims, demands, damages, losses, actions, causes of action or suits of whatever kind or nature, whether known or not known to date hereof, which Subtenant may have by reason of any matter, fact, cause or thing of any conceivable kind or character whatsoever, and/or relating to the Sublease, including this Second Amendment thereto, and with respect to Sublandlord only, the subject matter of the Stock Release Agreement, including any all provisions related thereto in the Escrow Agreement, the Resale Restrictions Agreement (as defined in the Stock Release Agreement), and the Asset Purchase Agreement (as defined in the Stock Release Agreement).

5.                                       Conflict or Inconsistency.  In the event that there is any conflict or inconsistency between the terms and conditions of this Second Amendment and the terms and conditions of the Sublease, the terms and conditions of this Second Amendment shall govern and control the rights and the obligations of the parties.

6.                                       Cooperation.  The Parties shall cooperate with one another in the execution of any further documents or instruments that any Party shall reasonably request the other Party to execute and deliver, and in the performance of any other reasonably requested action that may be deemed necessary or advisable, in relation to the actions contemplated by this Second Amendment.

7.                                       Counterparts.  This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.                                       Headings.  The section headings contained in this Second Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Second Amendment.

9.                                       Governing Law.  This Second Amendment shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of ay jurisdiction other than the State of California.

10.                                 Amendments and Waivers.  No amendment of any provision of this Second Amendment shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.                                 Severability.  Any term or provision of this Second Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.                                 Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Second Amendment.

13.                                 Construction.  The Parties have participated jointly in the negotiation and drafting of this Second Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Second Amendment shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Second Amendment.

14.                                 Specific Performance.  Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Second Amendment are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Second Amendment and to enforce specifically this Second Amendment and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

[Signature page follows]

                                IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment as of the date first above written.

“Subtenant”

E-CENTIVES, INC.,
a Delaware corporation

By:	/s/David Samuels
Chief Financial Officer

“Sublandlord”

INKTOMI CORPORATION,
a Delaware corporation

By:	/s/ Michael Cunniff
Vice President
and Corporate Controller

EXHIBIT A

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made and entered into as of the 25th day of June, 2002, by E-CENTIVES, INC., a Delaware corporation (“Seller”), to and for the benefit of INKTOMI CORPORATION, a Delaware corporation (“Buyer”).

R E C I T A L S

WHEREAS, pursuant to the terms of that certain Sublease, dated March 28, 2001 (the “Sublease”), Seller is the present sublessee of certain real property located in the building known as 555 Twin Dolphin Drive, Redwood City, California (the “Premises”);

WHEREAS, Seller and Buyer entered into that certain Second Amendment to Sublease, dated as of June 25, 2002 (the “Second Amendment”), whereby, among other things, Seller agreed to convey the “Remaining Personal Property” (as hereinafter defined) as partial consideration for Buyer entering into the Second Amendment; and

WHEREAS, Seller desires to convey all of Seller’s right, title and interest in, to and under the Remaining Personal Property to Buyer, effective as of the “Expiration Date”(as such term is defined in the Second Amendment).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

A G R E E M E N T

1.               Effective as of the Expiration Date, Seller does hereby unconditionally, absolutely, and irrevocably grant, bargain, sell, transfer, assign, convey, set over and deliver unto Buyer all of Seller’s right, title and interest in and to any and all of the furniture, fixtures, equipment, supplies and other items of tangible personal property owned by Seller, located at the Premises, and described on Schedule A attached hereto (collectively, the “Remaining Personal Property”).

2.               Seller represents and warrants to Buyer that Seller has good, valid and marketable title to all of the Remaining Personal Property and has transferred to and vested in Buyer good and marketable title to each item of the Remaining Personal Property herein conveyed, free and clear of any and all options, liens, mortgages, pledges, security interests, prior assignments, encumbrances, covenants, restrictions, claims and any other matters affecting title.  Seller warrants that it has full power and authority to sell the Remaining Personal Property.  Seller is hereby conveying the Remaining Personal Property to Buyer, to have and to hold, absolutely and unconditionally, and Seller does hereby bind itself, its successors and assigns, to warrant and defend the title to such Remaining Personal Property to Buyer and its successors and assigns against every person making claim thereto forever.

3.               Seller shall execute and deliver such further instruments of sale, conveyance, transfer and assignment and take such other actions reasonably necessary to ensure the clear transfer to Buyer of all right in and to the Remaining Personal Property, as specified herein.

4.               This Bill of Sale shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

5.               This Bill of Sale and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

6.               Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.               In the event that either party to this Bill of Sale shall institute any action or proceeding against the other party arising out of or based upon this Bill of Sale, or by reason of any default hereunder, the prevailing party in such action or proceeding shall be entitled to recover from the other party all costs of such action or proceeding, including reasonable attorneys’ fees.

[Signature page follows]

IN WITNESS WHEREOF, this Bill of Sale was made and executed as of the date first above written.

Seller:

E-CENTIVES, INC.,
a Delaware corporation

By:	/s/ David Samuels
Chief Financial Officer

Buyer:

INKTOMI CORPORATION,
a Delaware corporation

By:	/s/ Michael Cunniff
VP and Corporate Controller